As filed with the Securities and Exchange Commission on May 12, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2958132

(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

935 First Avenue, King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)
Football Fanatics, Inc. 2008 Equity Incentive Plan
(Full title of the plan)
Paul D. Cataldo
Senior Vice President and General Counsel, Legal and Corporate Affairs
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(Name and address of agent for service)
(610) 491-7000
(Telephone number, including area code, of agent for service)
Copies to:
Justin W. Chairman, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street Philadelphia, PA 19103-2921
(215) 963-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be		Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)		Share	Price	Registration Fee
Common Stock, $0.01 par value per share	383,974 shares	(2)	$29.08 (4)	$11,165,963.92 (4)	$1,296.37
Common Stock, $0.01 par value per share	257,079 shares	(3)	$10.57 (5)	$2,717,325.03 (5)	$315.48
Total	641,053 shares			$13,883,288.95	$1,611.85

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. This Registration Statement also covers the Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement, dated as of April 3, 2006, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, as amended, which are presently attached to and trade with the common stock, par value $.01 per share (“Common Stock”), of the Registrant.

(2)	Represents 383,974 shares of Common Stock available for future issuance under the Football Fanatics, Inc. 2008 Equity Incentive Plan (the “Plan”). The Plan was assumed by the Registrant on March 15, 2011 pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”), dated as of February 9, 2011, by and among the Registrant, Gator Acquisition Corp., a wholly owned subsidiary of the Registrant, Gator Acquisition LLC, a wholly owned subsidiary of the Registrant, Fanatics, Inc. (formerly known as Football Fanatics, Inc.) (“Fanatics”), the stockholders of Fanatics named therein, those persons listed on Annex II thereto and Insight Venture Partners, LLC, as Stockholders’ Representative.

(3)	Represents 257,079 shares of Common Stock subject to issuance upon the exercise of stock options outstanding under the Plan and assumed by the Registrant on March 15, 2011 pursuant to the Agreement. To the extent shares of Common Stock are subject to outstanding awards and such outstanding awards are forfeited, cancelled or terminated (other than by exercise) from and after the effective date of the Plan, such shares of Common Stock will be available for future issuance under the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low sale prices of the registrant’s Common Stock, as quoted on the Nasdaq Global Select Market on May 10, 2011.

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 257,079 shares of Common Stock reserved for issuance upon the exercise of outstanding stock option awards, the Proposed Maximum Offering Price Per Share is $10.57 per share, which is the weighted average exercise price of the outstanding stock option awards.

EXPLANATORY NOTE
GSI Commerce, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 in connection with awards granted, and awards available to be granted, under the Football Fanatics, Inc. 2008 Equity Incentive Plan, as amended (the “Plan”), that the Registrant, pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated as of February 9, 2011, by and among the Registrant, Gator Acquisition Corp., a wholly owned subsidiary of the Registrant, Gator Acquisition LLC, a wholly owned subsidiary of the Registrant, Fanatics, Inc. (formerly known as Football Fanatics, Inc.) (“Fanatics”), the stockholders of Fanatics named therein, those persons listed on Annex II thereto and Insight Venture Partners, LLC, as Stockholders’ Representative, assumed upon the closing of the acquisition of Fanatics on March 15, 2011. Any future grants of stock awards under the Plan shall be made in accordance with Rule 5635(c) of The NASDAQ Marketplace Rules.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The information required by Item 1 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and are not required to be filed as part of this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act and are not required to be filed as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 (as amended by Form 10-K/A filed with the Commission on April 29, 2011);
(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, filed with the Commission on May 5, 2011;
(3)	The Registrant’s Current Report on Form 8-K filed on February 9, 2011 at 5:02 P.M., February 10, 2011 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01, as amended by Form 8-K/A filed with the SEC on February 15, 2011), February 18, 2011, March 15, 2011 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), March 28, 2011 (excluding Item 7.01 and Exhibit 99.3 of Item 9.01), March 30, 2011, April 5, 2011, May 6, 2011, and May 9, 2011;

(4)	The description of the Registrant’s common stock, par value $.01 per share (“Common Stock”) set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 1988 pursuant to Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and
(5)	The description of the Registrant’s preferred stock purchase rights set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on April 6, 2006 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the General Corporate Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•	Transaction from which the director derived an improper personal benefit;
•	Act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	Unlawful payment of dividends or redemption of shares; or
•	Breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. If a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.
As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation, as amended, eliminates liability of our directors for monetary damages to the fullest extent permitted under applicable law. The Registrant’s amended and restated bylaws (the “Bylaws”) also provide, with certain exceptions, for indemnification to the fullest extent not prohibited by the DGCL.
In addition, the Registrant has entered into indemnification agreements with certain of its directors and officers, the form of which was approved by the Registrant’s stockholders. The indemnification agreements, among other things:
•	Confirm the present indemnity provided by the Bylaws which state that the Registrant will indemnify directors and officers to the fullest extent not prohibited by the DGCL and provide that this indemnity will continue despite future changes in the Bylaws, as the indemnification agreements are contractual obligations, unlike the Bylaws which may be amended by the Registrant’s stockholders or its board;
•	Provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by the Registrant or in the Registrant’s own right, on account of service as a director, officer, employee, attorney or agent of the Registrant or any of the Registrant’s subsidiaries or any other company or enterprise at the request of the Registrant;

•	Cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;
•	Continue in force so long as the individual continues to serve in such capacity on the Registrant’s behalf and cover liabilities related to his or her activities in any such capacity regardless of future changes to the Registrant’s corporate documents;
•	Provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and do not require that any repayment obligations in respect of any such advances be secured or bear interest;
•	Provide protection during the determination process in the event there is a change of control of the Registrant or its board and grant the directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and
•	Except as discussed below with respect to violations of Section 16(b) of the Exchange Act and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on the Registrant’s records or upon information supplied by the Registrant’s officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle such directors or officers to indemnification under the indemnification agreements.
However, a director or officer is not entitled to indemnification under these agreements unless such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests.
In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of the Registrant’s securities in violation of Section 16(b) of the Exchange Act, or of any successor statute, or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors’ and officers’ liability insurance.
The employment agreements of certain of the Registrant’s officers provide for indemnification to such officers by the Registrant to the fullest extent permitted by the Bylaws or applicable law.
The Registrant has also obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Registrant and its stockholders, in the amount of $35.0 million.
The foregoing summaries are qualified in their entirety by reference to the complete text of the DGCL, the Registrant’s amended and restated certificate of incorporation, as amended, and the Bylaws, both of which are exhibits to this Registration Statement, and the indemnification and employment agreements referred to above, which have been filed as exhibits to reports the Registrant has filed with the Commission.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.
Item 9. Undertakings.
(A)The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, Commonwealth of Pennsylvania, on the 12th day of May, 2011.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin

	Name:	Michael G. Rubin
	Title:	Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person in so signing also constitutes and appoints Michael G. Rubin and Michael R. Conn or any of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael G. Rubin Michael G. Rubin	Chairman, President and Chief Executive Officer	May 12, 2011
(Principal Executive Officer)

/s/ Michael R. Conn Michael R. Conn	Executive Vice President, Finance and Chief Financial Officer	May 12, 2011
(Principal Financial and Accounting Officer)

/s/ M. Jeffrey Branman M. Jeffrey Branman	Director	May 12, 2011

/s/ Michael J. Donahue Michael J. Donahue	Director	May 12, 2011

/s/ Ronald D. Fisher Ronald D. Fisher	Director	May 12, 2011

/s/ John A. Hunter John A. Hunter	Director	May 12, 2011

/s/ Josh Kopelman Josh Kopelman	Director	May 12, 2011

/s/ Jeffrey F. Rayport Jeffrey F. Rayport	Director	May 12, 2011

/s/ David Rosenblatt David Rosenblatt	Director	May 12, 2011

/s/ Lawrence S. Smith Lawrence S. Smith	Director	May 12, 2011

/s/ Andrea M. Weiss Andrea M. Weiss	Director	May 12, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed as Appendix B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2001 and incorporated herein by reference)

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference)

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of GSI Commerce, Inc. (filed as Appendix B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 13, 2010 and incorporated herein by reference)

4.4	Amended and Restated Bylaws of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on March 16, 2009 and incorporated herein by reference)
4.5	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).
4.6
Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference)

4.7
Rights Agreement, dated as of April 3, 2006, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference)

4.8
Amendment to Rights Agreement, dated as of March 27, 2011, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on March 28, 2011 and incorporated herein by reference)

5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith)
24.1	Power of Attorney (included on signature pages hereto)
99.1
Football Fanatics, Inc. 2008 Equity Incentive Plan, as amended, including form of Stock Option Grant Agreement (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2011 and incorporated herein by reference)